UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     June 10, 2009 (June 10, 2009)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release today, June 10, 2009, reporting results of its operations for the fiscal year and fiscal quarter ended April 30, 2009. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

 (d)  Exhibits
      99.1  Brown-Forman Corporation Press Release dated June 10, 2009.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   June 10, 2009                      By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President, Associate
                                                General Counsel and Assistant
                                                Corporate Secretary



Exhibit Index

99.1 Brown-Forman Corporation Press Release dated June 10, 2009, reporting results of operations for the fiscal year and fiscal quarter ended April 30, 2009

                                                                 Exhibit 99.1


FOR IMMEDIATE RELEASE

BROWN-FORMAN GROWS EARNINGS PER SHARE 1% TO $2.87 - Fiscal 2009 underlying(1) operating income increases 4%; reported operating income declines 4%

Louisville, KY, June 10, 2009 - Brown-Forman Corporation reported that diluted earnings per share from continuing operations(2) increased 1% to $2.87 for its year ended April 30, 2009. Reported operating income decreased 4% to $661 million for fiscal 2009. Adjusting for the items in Schedule A of this press release, underlying operating income grew 4% for the year. Fiscal 2009 reported operating margin (operating income as a percent of net sales) remained strong at nearly 21%, consistent with fiscal 2008. In addition, Brown-Forman's return on invested capital(3) approximated 16% while operating cash flows approached $500 million.

Paul Varga, the company's chief executive officer stated, "Given today's global economy, we are pleased with our company's fiscal 2009 results. We were able to deliver earnings growth despite significant global economic and foreign exchange headwinds. We believe our underlying operating income growth rate continues to be in the top tier of major wine and spirit companies. Most importantly, in an environment where good health cannot be taken for granted, Brown-Forman remains a strong and healthy company."


--------
(1) Underlying growth represents the percentage growth in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items. A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) growth for the fourth quarter and the fiscal year, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the notes to this press release.
(2) All per share amounts have been adjusted to reflect the October 27, 2008 Class B common stock distribution. For every four shares of Class A or Class B common stock, one Class B share was issued. All financial and statistical information contained in this press release relates to the continuing operations of the company unless otherwise stated.
(3) Return on invested capital is defined as the sum of net income and after-tax interest expense, divided by average invested capital
    (defined as assets less liabilities plus interest-bearing debt).

During fiscal 2009, Brown-Forman's total shareholder returns(4) outperformed the S&P 500's by over 20 percentage points. The company ranked at or near the top of public spirits companies and outstripped the S&P 500 over the last five-, 10-, and 15-year periods. Varga added, "We are proud to have a track record of outperforming our total shareholder return benchmarks over the short term and long term, and in good economies and bad."

Brown-Forman's reported net sales of $3.2 billion for the fiscal year ended April 30, 2009 declined 3% when compared with fiscal 2008. Underlying net sales grew 3% for the year. The primary brands that drove underlying net sales growth were Jack Daniel's Tennessee Whiskey, Finlandia, Gentleman Jack, and New Mix(5). Poland, Australia, the United Kingdom, Mexico, the United States, and Russia were the major geographical contributors to underlying net sales growth for the year. Despite the significant strengthening of the U.S. dollar during fiscal 2009, international revenues still contributed more than 52% of net sales. Schedule C contains more detailed depletion(6) and net sales information by brand.

Brown-Forman gained one percentage point of income statement leverage between underlying sales growth of 3% and underlying operating income growth of 4%. Benefits of price increases were partially offset by a higher cost environment for grain and fuel. Throughout the year, the company reallocated spending and adjusted its promotional mix to those brands, markets, and channels where it believed the consumer and trade were most responsive to the investments during the challenging and volatile economic environment. These adjustments included increased spending for value-added packaging and selective consumer price promotion programs. In addition, savings from tight management of discretionary spending as well as lower performance-related costs, such as incentive compensation, also contributed to the growth in operating income for the year.


--------
(4) Refer to Schedule B for a listing of total shareholder return metrics.
(5) Tequila ready-to-drink brand acquired in January 2007 as part of Casa Herradura.
(6) Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

Brown-Forman's balance sheet remained strong and the company maintained an "A2" rating from Moody's and an "A" rating from Standard & Poor's throughout fiscal 2009. The company's healthy balance sheet allowed it to have uninterrupted access to commercial paper markets, to complete the sale of $250 million in aggregate principal amount of 5% Notes in January 2009, and to repurchase $39 million of cumulative Class A and Class B Common Shares in fiscal 2009. During fiscal 2009, Brown-Forman paid cash dividends totaling $169 million on its Class A and Class B Common Stock representing a fiscal year increase of 7%. This marks Brown-Forman's 63rd consecutive year of quarterly dividends and the company will have increased its annual dividend per share for the past 25 consecutive years.

Fourth Quarter

Fiscal 2009 fourth quarter diluted earnings per share declined 19% over the same prior year period to $0.53 and operating income decreased 10% to $121 million, due primarily to the costs associated with the reduction in workforce and distributor inventory reductions. Underlying operating income grew 1% for the quarter versus the same period in fiscal 2008.

Fiscal 2010 Outlook

The company is projecting modest underlying growth in operating income for fiscal 2010, despite an expectation that the consumer and trade environment will continue to be challenging. Reported results are expected to be significantly impacted by the dramatic strengthening the U.S. dollar experienced in the middle of fiscal 2009. At recent spot rates, fiscal 2010 earnings per share would be reduced by approximately $0.12, net of hedged foreign currency exposure. Given the general uncertainties of the current environment, the company projects fiscal 2010 earnings per share to be in the range of $2.60 to $3.00. The improvement or deterioration of the global economic and consumer environment, changes in distributor and retail inventory, and foreign exchange fluctuations will most likely affect the company's actual performance within this range.

Commenting on the guidance, Varga said "We are assuming that the business challenges and uncertainty of today will persist during fiscal 2010. While we expect foreign exchange to negatively affect reported earnings and recognize the possibility that further inventory reductions may occur, we are targeting modest growth in underlying operating income. Longer term, we remain confident about the growth opportunities for our brands and our company."

The following table lists the fiscal 2009 factors that the guidance assumes will not affect fiscal 2010 earnings and illustrates the currently anticipated factors that influence the guidance:

                                                              EPS Rollforward

Fiscal 2009 Reported EPS                                           $2.87

Absence of Fiscal 2009 Items:
  Non-cash Agave Charge                                             0.11
  Gain on Italian Wine Divestiture                                 (0.13)
  Reduction in Workforce Charge                                     0.05

Fiscal 2009 Adjusted EPS(7)                                        $2.90

Incremental Change Considering Underlying
 Growth Targets and Economic Uncertainty                      (0.18) to 0.22

Fiscal 2010 EPS Excluding Foreign Exchange at Recent Rates     $2.72 to $3.12

Estimated Foreign Exchange Impact at Recent Rates                  (0.12)

Fiscal 2010 EPS Guidance                                       $2.60 to $3.00



Brown-Forman  will host a  conference  call to discuss the results at 10:00 a.m.
(EDT) this morning. All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman's Internet Web site, www.brown-forman.com, through a link to "Investor Relations." For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 11887445. A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

Brown-Forman Corporation is a producer and marketer of fine quality beverage alcohol brands, including Jack Daniel's, Southern Comfort, Finlandia, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, Tuaca, Woodford Reserve, and Bonterra.


--------
(7) We believe that excluding specific items affecting fiscal 2009 results, which are not anticipated to impact fiscal 2010 earnings, provides helpful information in forecasting and planning the growth expectations of the company.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as "expect," "believe," "intend," "estimate," "will," "may," "anticipate," "project," and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

 - deepening or expansion of the global economic downturn or turmoil in financial and equity markets (and related credit and capital market instability and illiquidity; decreased consumer and trade spending; higher unemployment; supplier, customer or consumer credit or other financial problems; further inventory reductions by distributors, wholesalers, or retailers; bank failures or governmental nationalizations, etc.)
 - competitors' pricing actions (including price promotions, discounting, couponing or free goods), marketing, product introductions, or other competitive activities aimed at our brands
 - trade or consumer reaction to our product line extensions or new marketing initiatives
 - further decline in consumer confidence or spending, whether related to global economic conditions, wars, natural disasters, pandemics (such as swine flu), terrorist attacks or other factors
 - increases in tax rates (including excise, sales, corporate, individual income, dividends, capital gains), changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing deduction) or accounting standards, tariffs, or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur
 - trade or consumer resistance to price increases in our products
 - tighter governmental restrictions on our ability to produce and market our products, including advertising and promotion
 - business disruption, decline or costs related to reductions in workforce or other cost-cutting measures
 - lower returns on pension assets, higher interest rates on debt, or significant changes in recent inflation rates (whether up or down)
 - fluctuations in the U.S. dollar against foreign currencies, especially the British pound, euro, Australian dollar, or Polish zloty
 - reduced bar, restaurant, hotel and other on-premise business; consumer shifts to discount stores to buy our products; or other price-sensitive consumer behavior
 - changes in consumer preferences, societal attitudes or cultural trends that result in reduced consumption of our products
 - distribution arrangement changes that affect the timing of our sales or limit our ability to market or sell our products
 - adverse impacts resulting from our acquisitions, dispositions, joint ventures, business partnerships, or portfolio strategies
 - lower profits, due to factors such as fewer used barrel sales, lower production volumes (either for our own brands or those of third parties), or cost increases in energy or raw materials, such as grapes, grain, agave, wood, glass, plastic, or closures
 - Climatic changes, agricultural uncertainties, our suppliers' financial hardships or other factors that reduce the availability or quality of grapes, agave, grain, glass, closures, plastic, or wood
 - negative publicity related to our company, brands, personnel, operations, business performance or prospects
 - product counterfeiting, tampering, or contamination and resulting negative effects on our sales, brand equity, or corporate reputation
 - adverse developments stemming from state, federal or other governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our distributors, or retailers
 - impairment in the recorded value of inventory, fixed assets, goodwill or other intangibles

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                      Three Months Ended
                                           April 30,
                                      2008           2009         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                         $772.3         $683.3         (12%)
   Excise taxes                       165.9          146.3         (12%)
   Cost of sales                      205.4          178.4         (13%)
                                     ------         ------
      Gross profit                    401.0          358.6         (11%)

   Advertising expenses               101.0           88.9         (12%)
   Selling, general, and
    administrative expenses           158.4          150.2          (5%)
   Amortization expense                 1.2            1.2
   Other expense (income), net          5.0           (3.2)
                                     ------         ------
      Operating income                135.4          121.5         (10%)

   Interest expense, net                9.0            7.5
                                     ------         ------
      Income before income taxes      126.4          114.0         (10%)

   Income taxes                        27.7           34.4
                                     ------         ------
      Net income                     $ 98.7         $ 79.6         (19%)
                                     ======         ======
   Earnings per share:
      Basic                            0.65           0.53         (19%)
      Diluted                          0.65           0.53         (19%)


DISCONTINUED OPERATIONS
   Net income                         $ 0.4          $  --

   Earnings per share:
      Basic                              --             --
      Diluted                            --             --


TOTAL COMPANY
   Net income                        $ 99.1         $ 79.6         (20%)

   Earnings per share:
      Basic                            0.66           0.53         (19%)
      Diluted                          0.65           0.53         (19%)


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                          Year Ended
                                           April 30,
                                      2008           2009         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                       $3,282.2       $3,192.2          (3%)
   Excise taxes                       700.7          711.0           1%
   Cost of sales                      886.9          904.5           2%
                                     ------         ------
      Gross profit                  1,694.6        1,576.7          (7%)

   Advertising expenses               415.2          383.0          (8%)
   Selling, general, and
    administrative expenses           591.5          547.4          (7%)
   Amortization expense                 5.1            5.0
   Other (income), net                 (2.2)         (19.8)
                                     ------         ------
      Operating income                685.0          661.1          (4%)

   Interest expense, net               41.4           31.0
                                     ------         ------
      Income before income taxes      643.6          630.1          (2%)

   Income taxes                       204.2          195.7
                                     ------         ------
      Net income                     $439.4         $434.4          (1%)
                                     ======         ======
   Earnings per share:
      Basic                            2.87           2.89           1%
      Diluted                          2.84           2.87           1%


DISCONTINUED OPERATIONS
   Net income                        $  0.4          $  --

   Earnings per share:
      Basic                              --             --
      Diluted                            --             --


TOTAL COMPANY
   Net income                        $439.8         $434.4          (1%)

   Earnings per share:
      Basic                            2.87           2.89           0%
      Diluted                          2.85           2.87           1%


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                               April 30,           April 30,
                                                 2008                2009
                                               -------             -------
Assets:
Cash and cash equivalents                        $119                $340
Accounts receivable, net                          453                 367
Inventories                                       685                 652
Other current assets                              199                 215
                                                -----               -----
     Total current assets                       1,456               1,574

Property, plant, and equipment, net               501                 483
Goodwill                                          688                 675
Other intangible assets                           699                 686
Other assets                                       61                  57
                                                -----               -----
     Total assets                              $3,405              $3,475
                                                =====               =====

Liabilities:
Accounts payable and accrued expenses            $380                $326
Short-term borrowings                             589                 490
Other current liabilities                          15                  20
                                                -----               -----
     Total current liabilities                    984                 836

Long-term debt                                    417                 509
Deferred income taxes                              89                  80
Accrued postretirement benefits                   121                 175
Other liabilities                                  69                  59
                                                -----               -----
     Total liabilities                          1,680               1,659

Stockholders' equity                            1,725               1,816
                                                -----               -----

Total liabilities and stockholders' equity     $3,405              $3,475
                                                =====               =====

                                     (more)

                            Brown-Forman Corporation
            Unaudited Condensed Consolidated Statements of Cash Flows
                              (Dollars in millions)

                                                            Year Ended
                                                             April 30,
                                                      2008              2009
                                                     ------            ------
Cash provided by operating activities                $ 534             $ 491

Cash flows from investing activities:
   Acquisition of brand names and trademarks           (13)               --
   Sale of brand names and trademarks                   --                17
   Sale of short-term investments                       86                --
   Additions to property, plant, and equipment         (41)              (49)
   Other                                                (4)               (5)
                                                     ------            ------
         Cash provided by (used for)
          investing activities                          28               (37)

Cash flows from financing activities:
   Net (repayment) issuance of debt                   (172)               (4)
   Acquisition of treasury stock                      (223)              (39)
   Special distribution to stockholders               (204)               --
   Dividends paid                                     (158)             (169)
   Other                                                21                (4)
                                                     ------            ------
         Cash used for financing activities           (736)             (216)

Effect of exchange rate changes
 on cash and cash equivalents                           10               (17)
                                                     ------            ------

Net (decrease) increase in
 cash and cash equivalents                            (164)              221

Cash and cash equivalents, beginning of period         283               119
                                                     ------            ------
Cash and cash equivalents, end of period             $ 119             $ 340
                                                     ======            ======


                                     (more)

                            Brown-Forman Corporation
                      Supplemental Information (Unaudited)
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                             April 30,
                                                    2008                  2009
                                                   ------                ------

Gross margin                                        51.9%                 52.5%
Operating margin                                    17.5%                 17.8%

Effective tax rate                                  22.0%                 30.2%

Cash dividends paid per common share              $0.2720               $0.2875

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        150,962               150,050
   - Diluted                                      152,211               150,890



                                                            Year Ended
                                                             April 30,
                                                    2008                  2009
                                                   ------                ------

Gross margin                                        51.6%                 49.4%
Operating margin                                    20.9%                 20.7%

Effective tax rate                                  31.7%                 31.1%

Cash dividends paid per common share              $1.0280               $1.1190

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        153,080               150,452
   - Diluted                                      154,511               151,522



These figures have been prepared in accordance with the company's customary accounting practices.

Schedule A

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)

                                                    Three Months Ended       Twelve Months Ended
                                                      April 30, 2009           April 30, 2009

REPORTED CHANGE IN NET SALES                              (12%)                     (3%)
Australian excise tax                                      (1%)                     (1%)
Impact from Italian wines divestiture                       1%                        -
Net sales from agency brands                                1%                       1%
Estimated net change in distributor inventories             1%                       1%
Impact of foreign currencies                               10%                       5%
                                                          -----                    -----
UNDERLYING CHANGE IN NET SALES                              0%                       3%
                                                          =====                    =====

REPORTED CHANGE IN GROSS PROFIT                           (11%)                     (7%)
Non-cash agave charge                                        -                       1%
Transition expenses from acquisitions                       1%                        -
Gross profit from agency brands                             1%                       1%
Estimated net change in distributor inventories             1%                       1%
Impact of foreign currencies                                6%                       4%
                                                          -----                    -----
UNDERLYING CHANGE IN GROSS PROFIT                          (2%)                      0%
                                                          =====                    =====

REPORTED CHANGE IN ADVERTISING                            (12%)                     (8%)
Advertising from agency brands                               -                       1%
Impact from Italian wines divestiture                       1%                       1%
Impact of foreign currencies                                9%                       4%
                                                          -----                    -----
UNDERLYING CHANGE IN ADVERTISING                           (2%)                     (2%)
                                                          =====                    =====

REPORTED CHANGE IN SG&A                                    (5%)                     (7%)
Reduction in workforce                                     (7%)                     (2%)
Transition expenses from acquisitions                       1%                       1%
Impact of foreign currencies                                7%                       3%
                                                          -----                    -----
UNDERLYING CHANGE IN SG&A                                  (4%)                     (5%)
                                                          =====                    =====

REPORTED CHANGE IN OPERATING INCOME                       (10%)                     (4%)
Impact of foreign currencies                               (3%)                      4%
Non-cash agave charge                                        -                       3%
Impact from Italian wines divestiture                        -                      (3%)
Transition expenses from acquisitions                        -                      (1%)
Operating income from agency brands                         1%                       1%
Estimated net change in distributor inventories             4%                       2%
Reduction in workforce                                      9%                       2%
                                                          -----                    -----
UNDERLYING CHANGE IN OPERATING INCOME                       1%                       4%
                                                          =====                    =====

Notes:

Australian excise tax - Refers to the impact of the 70% increase in excise tax of ready-to-drink products in Australia, implemented on April 27, 2008. Since net sales are recorded including revenues associated with excise taxes, we believe it is important to make this adjustment to better understand our underlying sales trends.

Italian wines divestiture - Refers to the company's December 2008 sale of its Bolla and Fontana Candida Italian wine brands to Gruppo Italiano Vini (GIV). We believe that excluding the net gain on the sale of, as well as the prior incremental contribution from these Italian wine brands provides helpful information in forecasting and planning the growth expectations of the company.

Agency brands - Refers to the impact of certain agency brands distributed in various geographies, primarily Appleton, Amarula, Durbanville Hills, and Red Bull, which exited Brown-Forman's portfolio during fiscal 2008.

Estimated net change in distributor inventories - Refers to the estimated financial impact of changes in distributor inventories for the company's brands. We compute this effect using our estimated depletion trends and separately identify trade inventory changes in the variance analysis for our key measures. Based on the estimated depletions and the fluctuations in distributor inventory levels, we then adjust the percentage variances from prior to current periods for our key measures. We believe it is important to make this adjustment in order for management and investors to understand the results of our business without distortions that can arise from varying levels of distributor inventories.

Impact of foreign currencies - Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar. We use the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of our business (both positively and negatively). To neutralize the effect of foreign exchange fluctuations, we have historically translated current year results at prior year rates. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis. We believe this allows both management and our investors to understand better our company's growth trends.

Non-cash agave charge - Refers to an abnormal number of agave plants identified during the first quarter of fiscal 2009 as dead or dying. Although agricultural uncertainties are inherent in our tequila or any other business that includes the growth and harvesting of raw materials, we believe that the magnitude of this item distorts the underlying trends of our business. Therefore, we believe that excluding this non-cash charge allows for a better understanding of profit trends.

Transition expenses from acquisitions - Refers to transition related expenses, including a required GAAP inventory write-up, from the acquisition of the Casa Herradura brands in January 2007, thus making comparisons difficult to understand. We believe that excluding transition expenses related to the acquisition provides helpful information in forecasting and planning the growth expectations of the company.

Reduction in workforce - Refers to the $12 million of charges associated with the 8% reduction in the global workforce, including the early retirement program, during April 2009. We believe that excluding these costs provides investors a better understanding of the continuing cost base of the company.

The company cautions that non-GAAP measures may be considered in addition to, but not as a substitute for, the company's reported GAAP results.

Schedule B
                                      Annualized Total Shareholder Returns
                                              (Dividends Reinvested)

Period Ending April 30, 2009       1-Year      5-Year      10-Year      15-Year

Brown-Forman (Class B)             (13%)         7%          7%          12%

Index Benchmarks:

S&P 500                            (35%)        (3%)        (2%)          6%
S&P 500 Consumer Staples           (20%)         1%          2%           9%

Major Public Wine & Spirits Competitors:

Campari
  U.S. Dollar                      (24%)        10%          NA           NA
  Local Currency                   (10%)         8&          NA           NA

Constellation (Class A)            (37%)        (7%)         6%           9%

Diageo
  U.S. Dollar                      (39%)         1%          4%           7%
  Local Currency                   (18%)         5%          5%           7%

Fortune Brands                     (40%)        (9%)         3%           8%

Pernod Ricard
  U.S. Dollar                      (44%)         6%         13%          11%
  Local Currency                   (34%)         4%         11%          10%

Remy Cointreau
  U.S. Dollar                      (44%)         3%         10%           2%
  Local Currency                   (34%)         1%          8%           1%


Source: Bloomberg

Schedule C

                            Brown-Forman Corporation
                      Supplemental Information (Unaudited)
                                  Fiscal 2009

                                                                       Net Sales % Change vs. Fiscal 2008
                               Nine-Liter      Depletion % Change      ----------------------------------
Brand                         Cases (000's)      vs. Fiscal 2008       Reported      Constant Currency(8)
Jack Daniel's Family
 of Whiskey Brands(9)           9,830                  1%                 (2%)               4%
New Mix RTD                     4,635                  7%                  4%               13%
Jack Daniel's RTD(10)           3,405                  4%                  3%               15%
Finlandia                       3,030                  7%                 10%               12%
Southern Comfort                2,335                 (5%)               (11%)              (3%)
Fetzer Valley Oaks              2,295                 (3%)                (5%)              (3%)
Canadian Mist                   1,850                 (2%)                (1%)              (1%)
Korbel Champagne                1,290                 (1%)                (3%)              (3%)
el Jimador                      1,050                  3%                 (3%)               3%
Super-Premium Other(11)         1,190                  2%                  1%                3%

Additional Commentary:

 - For the Jack Daniel's Family of Whiskey Brands, depletion gains in Australia, France, the U.S., Poland, Romania, Canada, and Mexico were partially offset by declines in Spain, Germany, Italy, South Africa and the travel retail channel.
 - Depletions for Jack Daniel's Tennessee Whiskey showed slight growth for fiscal 2009; reported net sales declined 3% while constant currency net sales grew 3%.
 - Gentleman Jack's net sales grew at a double-digit rate on both a reported and constant currency basis for fiscal 2009.
 - Jack Daniel's & Cola reported and constant currency net sales increases were primarily driven by the increase in Australian ready-to-drink taxes.
 - Finlandia's strong performance for depletions and net sales (on both a reported and a constant currency basis) in Eastern Europe continued.
 - Southern Comfort continued to be affected by a weak on-premise environment, particularly in the U.S. and the U.K., as well as reductions in distributor and trade inventory levels.
 - Although super-premium priced brand performance reflected growth, depletion growth trends slowed, particularly in the second half of the fiscal year as they were affected by the weak consumer environment, a soft on-premise channel, consumer trading down to lower priced products, and reductions in distributor and retail inventory levels.


--------
(8) Constant currency represents reported net sales with the affect of a stronger U.S. dollar removed. Management uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.
(9) Includes Jack Daniel's Tennessee Whiskey, Gentleman Jack, and Jack Daniel's Single Barrel
(10) Refers to all ready-to-drink line extensions of Jack Daniel's such as Jack Daniel's & Cola and Jack Daniel's Country Cocktails
(11) Includes Bonterra, Chambord, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve